Exhibit 99.1 Contact: Maria Brous (863) 680-5339

Publix Reports Third Quarter 2021 Results and Stock Price
LAKELAND, Fla., Nov. 1, 2021 Publix’s sales for the three months ended Sept. 25, 2021 were $11.9 billion, a 7.8% increase from $11.1 billion in 2020. Comparable store sales for the three months ended Sept. 25, 2021 increased 6.3%.
Net earnings for the three months ended Sept. 25, 2021 were $856.9 million, compared to $917.6 million in 2020, a decrease of 6.6%. Earnings per share for the three months ended Sept. 25, 2021 decreased to $1.24 per share, down from $1.31 per share in 2020. Excluding the impact of net unrealized gains on equity securities in 2021 and 2020, net earnings for the three months ended Sept. 25, 2021 would have been $802.5 million, compared to $836.2 million in 2020, a decrease of 4%. Earnings per share would have been $1.16 per share, compared to $1.20 per share in 2020.
Publix’s sales for the nine months ended Sept. 25, 2021 were $35.4 billion, a 5.2% increase from $33.7 billion in 2020. Comparable store sales for the nine months ended Sept. 25, 2021 increased 3.6%.
Net earnings for the nine months ended Sept. 25, 2021 were $3.4 billion, compared to $3 billion in 2020, an increase of 13.9%. Earnings per share for the nine months ended Sept. 25, 2021 increased to $4.87 per share, up from $4.20 per share in 2020. Excluding the impact of net unrealized gains on equity securities in 2021 and 2020, net earnings for the nine months ended Sept. 25, 2021 would have been $2.6 billion, compared to $2.8 billion in 2020, a decrease of 5%. Earnings per share would have been $3.81 per share, compared to $3.94 per share in 2020.
These amounts are based on unaudited financial statements that will be filed today with the U.S. Securities and Exchange Commission and made available on the company’s website at corporate.publix.com/stock.
Effective Nov. 1, 2021, Publix’s stock price increased from $63.10 per share to $66.40 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.

“As the effects of the pandemic and supply chain challenges persist, the efforts of our associates continue to be extraordinary,” said Publix CEO Todd Jones. “I couldn’t be more proud of their commitment to serving our customers and communities.”
Non-GAAP Financial Measures
In addition to reporting financial results for the three and nine months ended Sept. 25, 2021 and Sept. 26, 2020 in accordance with U.S. generally accepted accounting principles (GAAP), the company presents net earnings and earnings per share excluding the impact of equity securities being measured at fair value with net unrealized gains and losses from changes in the fair value recognized in earnings (fair value adjustment). These measures are not in accordance with, or an alternative to, GAAP. The company excludes the impact of the fair value adjustment since it is primarily due to temporary equity market fluctuations that do not reflect the company’s operations. The company believes this information is useful in providing period-to-period comparisons of the results of operations.
Following is a reconciliation of net earnings to net earnings excluding the impact of the fair value adjustment for the three months ended Sept. 25, 2021 and Sept. 26, 2020:

	Three Months Ended
	Sept. 25, 2021	Sept. 26, 2020
	(Amounts are in millions, except per share amounts)
Net earnings	$856.9	917.6
Fair value adjustment, due to net unrealized gain, on equity securities held at end of period	(72.9)	(130.6)
Net gain on sale of equity securities previously recognized through fair value adjustment	—	21.5
Income tax expense (1)	18.5	27.7
Net earnings excluding impact of fair value adjustment	$802.5	836.2
Weighted average shares outstanding	688.9	698.8
Earnings per share excluding impact of fair value adjustment	$1.16	1.20

Following is a reconciliation of net earnings to net earnings excluding the impact of the fair value adjustment for the nine months ended Sept. 25, 2021 and Sept. 26, 2020:

	Nine Months Ended
	Sept. 25, 2021	Sept. 26, 2020
	(Amounts are in millions, except per share amounts)
Net earnings	$3,361.4	2,952.0
Fair value adjustment, due to net unrealized gain, on equity securities held at end of period	(986.7)	(340.6)
Net gain on sale of equity securities previously recognized through fair value adjustment	9.4	97.5
Income tax expense (1)	248.5	61.8
Net earnings excluding impact of fair value adjustment	$2,632.6	2,770.7
Weighted average shares outstanding	690.7	702.9
Earnings per share excluding impact of fair value adjustment	$3.81	3.94
(1) Income tax expense is based on the company’s combined federal and state statutory income tax rates.
    Publix, the largest employee-owned company in the U.S. with more than 225,000 associates, currently operates 1,284 stores in Florida, Georgia, Alabama, Tennessee, South Carolina, North Carolina and Virginia. For 24 consecutive years, the company has been recognized by Fortune as a great place to work. In addition, Publix’s dedication to superior quality and customer service is recognized among the top in the grocery business. For more information, visit the company’s website, corporate.publix.com. ###